Exhibit 10.138

ORBITAL INFRASTRUCTURE GROUP, INC.

EXECUTIVE LONG TERM RETENTION EQUITY AWARD AGREEMENT THIS EXECUTIVE LONG TERM RETENTION EQUITY AWARD AGREEMENT

(“Agreement”) is made effective as of September 15, 2022 by ORBITAL INFRASTRUCTURE GROUP, INC., a Texas corporation (the “Company”) and JAMES F. O’NEIL III (the “Executive”).

RECITAL

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) held a committee meeting on August 23, 2022, and determined it to be in the best interest of the Company and its shareholders that the Executive receive a long term retention-based equity award of restricted stock units (“Award”) in order to provide the Executive with additional remuneration for services rendered to encourage the Executive to remain in the employ of the Company and to increase the Executive’s personal interest in the continued success and progress of the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Company and the Executive agree as follows:

1.    Recitals/Incorporation by Reference to Other Documents. The recitals of this Agreement are true and correct and incorporated into this Agreement by this reference. This Award is issued pursuant to the Company’s 2020 Equity Incentive Award Plan, as amended (the “Plan”). Capitalized terms used herein have the meanings subscribed to them pursuant to the Plan and the Executive’s Employment Agreement dated October 1, 2019, as amended on April 1, 2022 (“Employment Agreement).

2.	Grant of Award.

2.1    Award of Restricted Stock Units. For the reasons set forth in the above recital, and in consideration of the Executive’s Continued Service (as defined below) to the Company, the Company hereby grants the Executive One Million Twenty Thousand (1,020,000) Restricted Stock Units (“RSU’s”) with twenty five percent (25%) vesting immediately as of August 23, 2022 and the remaining seventy five percent (75%) vesting in three (3) equal annual amounts over three (3) years on the annual anniversary date of the initial Award as set forth below and subject to the other provisions of this Agreement:

Vesting Schedule

Total # of Restricted Stock Units Awarded	Initial Award Date	Initial Award (8/23/22)	8/23/2023	8/23/24	8/23/2025
1,020,000	8/22/2022	255,000 RSU’s	255,000 RSU’s	255,000 RSU’s	255,000 RSU’s

2.2    Consideration; Subject to Plan. The grant of the Award is made in consideration of the Continuous Service (as defined below) to be rendered by the Executive to the Company and is subject to the terms and conditions of this Agreement. “Continuous Service” shall mean the uninterrupted provision of services to the Company in any capacity of employee, officer, director, or other service provider. Continuous Service shall not be considered to be interrupted in the case of (i) any preapproved leave of absence, (ii) transfers among the Company in any capacity of employee, officer director, or other service provider, or (iii) any change in status as long as the Executive remains in the service of the Company in any capacity of employee, officer, director, or other service provider. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

3.	Termination of Continuous Service.

3.1    Termination for Cause. If the Executive’s Continuous Service is terminated for Cause, as defined in the Employment Agreement, the Award (whether vested or unvested) shall immediately terminate such that the Executive shall no longer have any rights or interest in the Award, except for any RSU’s that have been sold or disposed of prior to date of termination for Cause.

3.2    Termination for Good Reason. In the event Executive terminates his employment with Company for Good Reason, as defined by the Employment Agreement, notwithstanding any provision of the Plan or this Agreement to the contrary, the Award shall become immediately vested with respect to 100% of the RSU’s subject to the Award.

3.3    Termination due to Death. If the Executive’s Continuous Service terminates as a result of the Executive’s death, the vested portion of the Award may be received by the Executive’s estate, by a person who acquired the right to receive the Award by bequest or inheritance or by the person designated to receive the Award upon the Executive’s death.

3.4    Termination due to Disability. If the Executive’s Continuous Service terminates as a result of the Executive’s Disability, as defined by the Employment Agreement, the Executive may receive the vested portion of the Award.

3.5    Termination on Account of Voluntary Resignation without Good Reason. If Executive’s employment terminates on account of a resignation by Executive for no reason or any reason other than on account of Good Reason, then notwithstanding any provision of the Plan or this Agreement to the contrary, the Executive will be entitled only to the vested portion of the Award, and any rights to the unvested portion of the Award shall terminate.

3.6    Termination Without Cause by the Company. If the Executive’s Continuous Service terminates as a result of termination without Cause by the Company, the Award shall become immediately vested with respect to 100% of the RSU’s subject to the Award.

4.	Manner of Receipt.

4.1    Election. The Executive will receive the Award according to the vesting schedule pursuant to Section 2.1 hereof. If the Executive’s executor, administrator, or heir is to receive the Award on behalf of the Executive (in case of the Executive’s death or incapacity), such person must submit documentation reasonably acceptable to the Company verifying that he or she has the legal right to receive the Award.

4.2    Withholding. If the Company, in its discretion, determines that it is obligated to withhold any tax in connection with the vesting of the Award, the Executive must make arrangements satisfactory to the Company to pay, provide for or satisfy any applicable federal, state and local withholding obligations of the Company. The Company shall have the right to withhold tax from any compensation paid to the Executive.

4.3    Issuance of Shares. The Company shall issue the RSU’s of Common Stock registered in the name of the Executive, the Executive’s authorized assignee, or the Executive’s legal representative which shall be evidenced by stock certificates representing the shares with the appropriate legends affixed thereto, appropriate entry on the books of the Company or of a duly authorized transfer agent, or other appropriate means as determined by the Company, which may include electronic book entry in an account maintained for the benefit of the Executive.

5.    Transferability. The Award is not transferable by the Executive other than to a designated beneficiary upon the Executive’s death or by will or the laws of intestacy and is to be awarded only to the Executive during the Executive’s lifetime. No assignment or transfer of the Award, or the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except to a designated beneficiary, upon death, by will or the laws of intestacy) will vest in an assignee or transferee, any interest or right herein whatsoever, but immediately upon such assignment or transfer, the Award will terminate and become of no further effect.

6.	Change in Control.

6.1    Acceleration of Vesting. In the event of a Change in Control (as defined by the Employment Agreement), notwithstanding any provision of the Plan or this Agreement to the contrary, the Award shall become immediately vested with respect to 100% of the shares subject to the Award. To the extent practicable, such acceleration of vesting shall occur in a manner and at a time which allows the Executive the ability to participate in the Change in Control with respect to the shares of Common Stock received.

6.2    Cash-out. In the event of a Change in Control, the Committee may, in its discretion and upon at least ten (10) days’ advance notice to the Executive, cancel the Award and pay to the Executive the value of the Award based upon the price per share of Common Stock received or to be received by other shareholders of the Company in the Change in Control event.

7.    Adjustments. The shares of Common Stock subject to the Award may be adjusted or terminated in any manner as contemplated by the Plan.

8.    Tax Liability and Withholding. Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Executive’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting, of the Award; and

(b) does not commit to structure the Award to reduce or eliminate the Executive’s liability for Tax- Related Items.

9.    Section 409A. The provisions of Section 11 of the Employment Agreement, concerning compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, are incorporated by reference into this Agreement and shall apply to any amounts and timing thereof payable to the Executive under this Agreement.

10.    Section 280G. If any of the Awards issued pursuant to this Agreement, either alone or together with other payments and benefits which Executive has the right to receive from the Company (or any affiliate) will constitute a “Parachute Payment” under Section 280G of the Internal Revenue Code of 1986, as amended (“Code”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such amounts shall be reduced (the “Benefit Reduction”) by the minimum amount necessary to result in no portion of such benefits being subject to the Excise Tax, provided, however, that the Benefit Reduction shall only occur if such reduction would result in the Executive’s “Net After-Tax Amount” attributable to such benefits being greater than it would be if no Benefit Reduction was affected. For this purpose, “Net After- Tax Amount” shall mean the net amount of benefits the Executive is entitled to under this Agreement after giving effect to all federal, state and local taxes, which would be applicable to such payments and benefits, including but not limited to, Excise Tax. Nothing contained herein shall result in the reduction of any payments or benefits to which the Executive may be entitled upon termination of employment and/or a Change in Control other than as specified in this Section 10 or in Section 9 above regarding Section 409A of the Code.

11.    Restrictive Covenants. The provisions of Section 12 of the Employment Agreement, concerning the restrictive covenants applicable to the Executive are incorporated by reference into this Agreement and shall apply to the Executive under this Agreement and are not superseded by this Agreement and shall remain in full force and effect.

12.    Compliance with Law. The Award and the issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Executive with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued pursuant to this Award unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

13.    Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary or other comparable officer of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Executive under this Agreement shall be in writing and addressed to the Executive at the Executive’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

14.    Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Texas without regard to conflict of law principles.

15.    Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Executive or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Executive and the Company.

16.    Awards Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the Committee will determine which provisions shall apply.

17.    Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Executive and the Executive’s beneficiaries, executors, administrators and the person(s) to whom this Agreement may be transferred by will or the laws of descent or distribution.

18.    Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

19.    Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Award in this Agreement does not create any contractual right or other right to receive any Awards or other Awards in the future. Future awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Executive’s employment with the Company or this Agreement.

20.    Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Award, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Executive’s material rights under this Agreement without the Executive’s consent.

21.    No Impact on Other Benefits. The value of the Award is not part of the Executive’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefits.

22.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

23.    Acceptance. The Executive hereby acknowledges receipt of a copy of the Plan and this Agreement. The Executive has read and understands the terms and provisions thereof, and accepts the Award subject to all of the terms and conditions of the Plan and this Agreement. The Executive acknowledges that there may be adverse tax consequences upon vesting of the Award or disposition of the underlying shares and that the Executive should consult a tax advisor prior to such vesting or disposition.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY: ORBITAL INFRASTRUCTURE GROUP, INC.

By: /s/ Corey Lambrecht

Name: Corey Lambrecht

Title:         Chairman of the Compensation Committee

EXECUTIVE:

MTC/ej/8290310v1

                                                                                                    /s/ James F. O’Neil

                                                                        James F. O’Neil III